Exhibit 99.1

                    FIRST UNITED CORPORATION ANNOUNCES FIRST
                                QUARTER EARNINGS

OAKLAND, MARYLAND--May 07, 2004: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended March 31, 2004 of $2.71 million ($.45 earnings per share) compared to $2.45 million ($.40 earnings per share) for the first quarter of 2003, a 10.6% increase.

For the quarter ended March 31, 2004, the Corporation's returns on average assets and average shareholders' equity were .97% and 12.75%, respectively, compared to 1.03% and 12.44%, respectively, for the same period in 2003.

During the first quarter, the Corporation established two Connecticut statutory trusts, First United Statutory Trust I and First United Statutory Trust II (collectively, the "Trusts"), for the purpose of issuing $10 million of Floating Rate Trust Preferred Securities and $20 million of Fixed/Floating Rate Trust Preferred Securities, respectively, in private placements. The Corporation owns 100% of the outstanding shares of common stock of the Trusts. The Trusts used the proceeds from the issuance of their preferred securities to purchase an equal principal amount of junior subordinated debentures from the Corporation, and they used the proceeds from their sales of common stock to the Corporation to purchase an additional $.31 million and $.62 million of junior subordinated debentures, respectively.

Loans and leases were $826.29 million at March 31, 2004 compared to $685.91 million at March 31, 2003, an increase of 20.5%. The branch acquisition that occurred in July of 2003, contributed $49 million to the increase in loans, coupled with sizable loan growth in commercial and residential mortgage loans. Deposits were $763.36 million at March 31, 2004 compared to $659.98 million at March 31, 2003, an increase of 15.7%. Affecting the first quarter year-to-year comparisons was the $131 million of deposits gained from the branch acquisition, completed in July 2003. Netting out this amount, deposits decreased $27.62 million when compared to the same period last year. Total assets were $1.15 billion at March 31, 2004, a 17.3% increase from $.98 billion at March 31, 2003.

Comparing March 31, 2004 to March 31, 2003, shareholders' equity increased 7.6%, from $79.97 million at March 31, 2003 to $86.01 million at March 31, 2004, resulting in book value per share increasing from $13.14 to $14.13. At March 31, 2004, there were 6,087,287 issued and outstanding shares of the Corporation's common stock.

Net-Interest Income
Net interest income, on a fully tax-equivalent basis, for 2004 increased 12.0% to $9.31 million compared to $8.31 million for 2003. Net interest margin was 3.60% at March 31, 2004, decreasing 5 basis points as compared to 3.65% at March 31, 2003. The margin compression continues to be a reflection of the interest rate environment.

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Non-Interest Income
Non-interest income for the first quarter of 2004 was $3.44 million compared to $3.07 million for the first quarter of 2003, a 12.05% increase.

During the first quarter of 2004, the Corporation achieved noteworthy increases of income compared to the first quarter of 2003. These increases were a result of service charges on deposit accounts (28.8%), trust services (10.2%), and brokerage commission (62.9%). Also, the Corporation realized $.67 million in security gains during the first quarter of 2004, as compared to $.53 million during the first quarter of 2003.

Non-Interest Expense
Non-interest expense for the first quarter of 2004 was $8.40 million compared to $7.11 million for the first quarter of 2003, an 18.1% increase.

The increase in non-interest expense was a result of various factors. The Corporation's continued concentration on growth and expansion of the organization contributed to the increase. The branch acquisition completed in July of 2003 added additional personnel and corresponding increases in salaries and benefits. Furthermore, the amortization of the core deposit intangible goodwill, resulting from the acquisition, increased the variance of non-interest expense over the same time period of 2003. Professional fees incurred in connection with the Corporation's focus on compliance with the Sarbanes-Oxley Act of 2002, particularly its provisions addressing management's assessment of internal controls, also contributed to the increase in non-interest expense for the three-month period ended March 31, 2004.

Asset Quality
The Corporation's asset quality continues to be sound. Nonperforming and past-due loans to total loans at March 31, 2004 was .48%, equivalent to the ratio at March 31, 2003. Nonperforming and past-due loans to total assets at March 31, 2004 was .35% compared to .33% at March 31, 2003. For the quarter ended March 31, 2004, the provision for loan losses was $.05 million compared to $.66 million for the quarter ended March 31, 2003.


ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through Gonder Insurance Agency, which is a subsidiary of the Bank. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hampshire, Hardy, and Berkeley Counties in West Virginia. The Corporation's website is www.mybankfirstunited.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the "Risk Factors" filed as Exhibit 99.1 to the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2003. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements it makes to reflect new information, future events or otherwise.

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

                                  FIRST UNITED CORPORATION
                                         Oakland, MD
                                     Stock Symbol : FUNC
                        (Dollars in thousands, except per share data)

----------------------------------------------------------------------------------------------
                                                 Three Months Ended
                                                     unaudited
                                          Mar 31                    Mar 31
                                           2004                      2003
EARNINGS SUMMARY
Interest income                         $ 14,601                  $ 14,240
Interest expense                        $  5,493                  $  6,146
Net interest income                     $  9,108                  $  8,094
Provision for loan and lease losses     $     45                  $    656
Noninterest income                      $  3,441                  $  3,071
Noninterest expense                     $  8,396                  $  7,110
Income taxes                            $  1,396                  $    947
Net income                              $  2,712                  $  2,452
Cash dividends paid                     $  1,096                  $  1,065

                                                 Three Months Ended
                                                     unaudited
                                          Mar 31                    Mar 31
                                           2004                      2003
PER COMMON SHARE
Earnings per share
   Basic/Diluted                        $   0.45                   $  0.40
Book value                              $  14.13                   $ 13.14
Closing market value                    $  23.15                   $ 21.42
Common shares
outstanding at period end
   Basic/Diluted                       6,087,287                 6,087,433



PERFORMANCE RATIOS (Period End)
Return on average assets                   0.97%                     1.03%
Return on average shareholders'
equity                                    12.75%                    12.44%
Net interest margin (FTE)                  3.60%                     3.65%
Efficiency ratio                          65.92%                    62.39%

PERIOD END BALANCES
Assets                               $ 1,150,491                 $ 984,976
Earning assets                       $  1,068,49                 $ 922,862
Gross loans and leases               $   826,294                 $ 685,909
   Consumer Real Estate              $   296,292                 $ 240,152
   Commercial                        $   322,542                 $ 261,737
   Consumer                          $   207,460                 $ 184,020
Investment securities                $   212,479                 $ 216,867
Total deposits                       $   763,362                 $ 659,977
   Noninterest bearing               $   103,382                 $  73,496
   Interest bearing                  $   659,980                 $ 586,481
Shareholders' equity                 $    86,013                 $  79,969

CAPITAL RATIOS
Period end capital to risk-
weighted assets:
   Tier 1                                 11.50%                    11.16%
   Total                                  15.16%                    14.84%

ASSET QUALITY
Net charge-offs                        $     202                   $   524
Nonperforming assets: (Period End)
   Nonaccrual loans                    $   2,722                   $ 2,101
   Restructured loans                  $     552                   $   564
   Loans 90 days past due
   and accruing                        $   1,266                   $ 1,111
   Other real estate owned             $     139                   $   263
   Total nonperforming assets
   and past due loans                  $  15,350                   $ 7,672
Allowance for credit losses
to gross loans, at period end              0.71%                     0.92%
Nonperforming and 90 day past-due loans
to total loans at period end               0.48%                     0.48%
Nonperforming loans and 90 day past-due
loans to total assets, at
period end                                 0.35%                     0.33%

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